Exhibit 99.1

Sirius XM Holdings Reports Strong Second Quarter 2026 Results and Raises Full-Year Financial Guidance

•Second Quarter Consolidated Revenue rose 1% year-over-year to $2.16 billion
•Net Income increased 17% to $239 million from the prior year period
•Adjusted EBITDA grew 3% to $691 million1
•Free Cash Flow advanced 48% year-over-year to $593 million1
•Self-pay net additions of 22,000 marked a meaningful improvement from the prior year, supported by record-low self-pay churn of 1.4%
•SiriusXM increases 2026 Revenue, Adjusted EBITDA and Free Cash Flow Guidance by $25 million across the board2

NEW YORK – July 30, 2026 – Sirius XM Holdings announced second quarter 2026 operating and financial results today, reporting revenue of $2.16 billion, up 1% compared to the second quarter of 2025. Net income rose 17% year-over-year to $239 million, while earnings per diluted common share increased 23% to $0.70, from $0.57 in the prior year period.

Adjusted EBITDA grew 3% to $691 million in the second quarter, driven by higher subscription and advertising revenue, along with disciplined expense management, including lower programming, legal and personnel-related costs. Adjusted EBITDA margin expanded one percentage point year-over-year to 32%. Free cash flow increased 48% to $593 million, due to higher Adjusted EBITDA, lower cash taxes as well as favorable timing of vendor payments, and capital expenditures.

“Since resetting our strategy, we've been focused on building a stronger, more durable SiriusXM, and our second-quarter performance demonstrates that strategy is delivering meaningful results,” said Jennifer Witz, Chief Executive Officer. “We achieved positive second-quarter self-pay net additions for the first time in four years, strengthened engagement and retention across our subscriber base, and continue to build momentum by delivering premium content and experiences that deepen our connection with listeners while creating new opportunities for advertisers. These results reflect disciplined execution and give us the confidence to raise our full-year guidance for revenue, Adjusted EBITDA, and free cash flow. We remain focused on creating long-term value by investing in the areas that strengthen our listener relationships and further differentiate SiriusXM.”

“Our financial performance in the first half of the year reflects the durability of our business model and our disciplined approach to execution,” said Zac Coughlin, Chief Financial Officer. “We grew ARPU, expanded margins, generated strong free cash flow, reduced debt and reached our long-term leverage target, demonstrating our ability to strengthen the business while continuing to invest in our strategic priorities. With a strong balance sheet and consistent cash generation, we are well positioned to execute our balanced capital allocation strategy—investing in the business, maintaining financial flexibility, and returning capital to shareholders.”

1 Non-GAAP financial measure. Refer to page 11 of this earnings release for a reconciliation of the non-GAAP measures to their most directly comparable GAAP measures.
2 Adjusted EBITDA and free cash flow are non-GAAP financial measures. Due to the uncertainty around special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, we cannot reconcile expected Adjusted EBITDA and free cash flow to their most directly comparable financial measures under GAAP without unreasonable effort.

BUSINESS AND PROGRAMMING HIGHLIGHTS
SiriusXM continues to execute its strategy of connecting fans more deeply with the artists, creators, personalities, and teams they love through exclusive content, live experiences, and personalized listening. During the quarter, the company expanded its artist-first programming with new full-time channels from Morgan Wallen and Green Day, while delivering exclusive performances, interviews, and fan experiences across music, entertainment, and sports. Highlights included Kenny Chesney's No Shoes Radio anniversary celebration, Hilary Duff's Small Stage Series, SmartLess Live featuring Jonah Hill, and Front Row events with the casts of The Devil Wears Prada 2 and Toy Story 5. These investments continue to reinforce SiriusXM's differentiated content offering.

SiriusXM is strengthening its leadership across news, talk and podcasts. The company expanded its partnership with ABC News, launching ABC News Live and 20/20 True Crime channels, welcomed The John Kasich Show and hosted Vice President, JD Vance on The Megyn Kelly Show, underscoring its commitment to thoughtful, conversations and diverse perspectives across the political spectrum. SiriusXM also renewed partnerships with Comedy Bang! Bang! and The School of Greatness, as well as announced A History of the United States in 100 Objects, an original podcast produced with BBC Studios.

Sports remains a key differentiator, with comprehensive coverage of the Masters, PGA Championship, U.S. Open, every round of the NFL Draft and NBA playoffs as well as North American audio coverage of every FIFA World Cup 2026 match. SiriusXM also extended its NASCAR partnership, added new talent to MLB Network Radio and SiriusXM NBA Radio, announced Sports Pass, and expanded its sports lineup through new agreements with Audacy and WWE®.

These content investments are complemented by continued enhancements to the SiriusXM listening experience. OEM subscribers now average approximately 24 hours of listening each month, while subscribers who listen both in the car and through the SiriusXM app engage more than twice as much as vehicle-only listeners. The company is also seeing personalized discovery gain momentum, with listening through personalized artist stations increasing 50% year-over-year.

At the same time, SiriusXM is expanding monetization opportunities across its premium audio and advertising ecosystem. The company partnered with Apple to launch its new video podcast advertising experience, advanced commercialization of the YouTube Audio partnership and continues to build momentum in podcasting, programmatic advertising, premium live sports, and cross-platform advertising, with more advertisers choosing integrated campaigns across multiple SiriusXM platforms.

Underlying these initiatives, SiriusXM continues to invest in the long-term strength of its platform. The successful launch of SXM-11 further strengthened the company's next-generation satellite fleet, enhancing network resilience and supporting the delivery of premium audio experiences across North America.

SEGMENT HIGHLIGHTS
Sirius XM Holdings Inc. operates two complementary audio entertainment businesses — one of which is referred to as “SiriusXM” and the second of which is referred to as “Pandora and Off-Platform.” Further information regarding these two segments will be contained in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026. The financial highlights below exclude the impact of share-based payment expense.

Second Quarter 2026 SiriusXM Segment Highlights
SiriusXM Total Subscribers of 33 Million
SiriusXM self-pay subscribers increased by approximately 22,000 in the second quarter of 2026, an improvement of 90,000 compared to the prior year period. Performance was driven by growing adoption of companion subscriptions, which added 123,000 incremental self-pay net additions in the quarter, as well as continued benefits from the company’s continuous service initiative and momentum in automotive dealer extended-duration plans. These gains more than offset slightly lower conversion rates. Self-pay monthly churn improved to approximately 1.4%, the lowest level in SiriusXM history, reflecting the continued benefits of the continuous service initiative and lower vehicle-related and non-pay churn, partially offset by slightly higher voluntary churn. SiriusXM ended the quarter with approximately 33 million total subscribers. Paid promotional subscriber trends also improved year-over-year, with net additions of 68,000, driven by higher vehicle sales. The total trial funnel stood at 7.5 million at quarter end, compared to 7.3 million at the end of the first quarter and 7.6 million in the prior year quarter.

SiriusXM Revenue of $1.62 billion
In the second quarter of 2026, SiriusXM generated total revenue of $1.62 billion, relatively flat year-over-year. Subscriber revenue increased 1% to $1.51 billion, as Average Revenue Per User (ARPU) rose 1% to $15.32, benefiting from February pricing actions. Advertising revenue advanced 8% to $41 million, supported by robust advertiser demand across sports, particularly around the FIFA World Cup 2026 and college sports, partially offset by softer demand in news. Equipment revenue declined 22% year-over-year, primarily due to higher memory costs associated with our hardware modules.

SiriusXM Gross Profit of $981 Million and Gross Margin of 61%
Total cost of services at SiriusXM improved 2% to $636 million in the second quarter of 2026, from $648 million in the prior-year period. As a result, gross profit increased 2% to $981 million in the second quarter of 2026 from $966 million in the second quarter of 2025 and gross margin expanded one percentage point to 61%.

Second Quarter 2026 Pandora and Off-Platform Segment Highlights
Pandora and Off-Platform Second Quarter Revenue of $543 Million
Pandora and Off-Platform revenue increased 4% year-over-year to $543 million in the quarter. Advertising revenue increased 5% year-over-year to $413 million, driven by strength in podcasting, higher programmatic demand and technology fees, partially offset by softer streaming music advertising. Subscriber revenue was $130 million, relatively unchanged from the prior year period. Pandora Plus and Pandora Premium ended the second quarter of 2026 with approximately 5.6 million self-pay subscribers, while monthly active users totaled 39.8 million.

Pandora and Off-Platform Second Quarter Gross Profit of $163 Million and Gross Margin of 30%
Total cost of services increased 3% to $380 million in the second quarter of 2026 from the prior year period, primarily reflecting higher podcast revenue sharing. Despite these higher costs, gross profit increased 6% to $163 million and gross margin expanded one percentage point to 30%.

ADDITIONAL FINANCIAL HIGHLIGHTS
Subscriber acquisition costs (SAC) were $109 million, compared with $107 million in the prior year period. Sales and marketing expenses increased 2% year-over-year to $176 million reflecting investment supporting the continued growth of our advertising business. Product and technology costs declined 2% to $47 million and general and administrative expenses decreased 2% to $121 million, reflecting continued cost discipline.

Free cash flow totaled $593 million in the second quarter of 2026, increasing 48% from $402 million in the prior year period, due to higher Adjusted EBITDA, lower cash taxes as well as favorable timing of vendor payments, and capital expenditures.

During the quarter, SiriusXM returned capital to shareholders through $91 million in dividends and $6 million in share repurchases. The company also achieved its targeted leverage range, ending the second quarter with a net debt-to-adjusted EBITDA ratio of 3.4x, providing greater financial flexibility to support its disciplined capital allocation strategy.

RAISED 2026 FULL-YEAR FINANCIAL GUIDANCE
The company increased its full-year 2026 guidance for revenue, adjusted EBITDA and free cash flow by $25 million across the board, to the following:
•Total revenue of approximately $8.525 billion,
•Adjusted EBITDA of approximately $2.625 billion, and
•Free cash flow of approximately $1.375 billion.

Adjusted EBITDA and free cash flow are non-GAAP financial measures. Due to the uncertainty around special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, we cannot reconcile projected Adjusted EBITDA and free cash flow to their most directly comparable financial measure under GAAP without unreasonable effort.

SECOND QUARTER 2026 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions, except per share data)	2026	2025	2026	2025
Revenue:
Subscriber revenue	$1,638	$1,629	$3,250	$3,231
Advertising revenue	454	432	861	826
Equipment revenue	36	46	77	87
Other revenue	32	31	63	62
Total revenue	2,160	2,138	4,251	4,206
Operating expenses:
Cost of services:
Revenue share and royalties	722	722	1,419	1,409
Programming and content	146	151	296	304
Customer service and billing	110	111	216	223
Transmission	49	45	96	95
Cost of equipment	1	2	3	4
Subscriber acquisition costs	109	107	209	207
Sales and marketing	188	185	375	375
Product and technology	56	56	125	129
General and administrative	136	166	258	288
Depreciation and amortization	165	121	316	265
Impairment, restructuring and other costs	6	107	12	155
Total operating expenses	1,688	1,773	3,325	3,454
Income from operations	472	365	926	752
Other income (expense), net
Interest expense	(112)	(116)	(224)	(233)
Other (expense) income, net	(48)	15	(64)	14
Total other expense	(160)	(101)	(288)	(219)
Income before income taxes	312	264	638	533
Income tax expense	(73)	(59)	(154)	(124)
Net income	$239	$205	$484	$409
Net income per common share:
Basic	$0.71	$0.61	$1.44	$1.21
Diluted	$0.70	$0.57	$1.42	$1.16
Weighted average common shares outstanding:
Basic	337	338	337	338
Diluted	342	357	340	357
Dividends declared per common share	$0.27	$0.27	$0.54	$0.54

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	June 30, 2026	December 31, 2025
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$174	$94
Receivables, net	712	761
Related party current assets	25	25
Prepaid expenses and other current assets	248	218
Total current assets	1,159	1,098
Property and equipment, net	2,286	2,260
FCC licenses	8,610	8,610
Other intangible assets, net	1,393	1,455
Goodwill	12,390	12,390
Equity method investments	873	941
Other long-term assets	474	483
Total assets	$27,185	$27,237
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,218	$1,290
Accrued interest	179	171
Current portion of deferred revenue	965	976
Current maturities of debt	2	1,058
Other current liabilities	46	47
Related party current liabilities	122	111
Total current liabilities	2,532	3,653
Long-term deferred revenue	93	92
Long-term debt, including $656 and $579 measured at fair value at June 30, 2026 and December 31, 2025, respectively	9,453	8,648
Deferred tax liabilities	2,274	2,238
Other long-term liabilities	925	1,043
Total liabilities	15,277	15,674
Stockholders’ Equity:
Common stock, par value $0.001 per share; 900 shares authorized; 337 and 335 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	—	—
Accumulated other comprehensive loss, net of tax	(58)	(50)
Additional paid-in capital	51	—
Treasury stock, at cost; 17 thousand and 45 thousand shares of common stock at June 30, 2026 and December 31, 2025, respectively	(1)	(1)
Retained earnings	11,916	11,614
Total stockholders’ equity	11,908	11,563
Total liabilities and stockholders’ equity	$27,185	$27,237

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
(in millions)	2026	2025
Cash flows from operating activities:
Net income	$484	$409
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	316	265
Non-cash impairment and restructuring costs	—	109
Non-cash interest expense, net of amortization of premium	9	9
Realized and unrealized gains on financial instruments, net	74	(4)
Share of losses of equity method investments, net	72	59
Share-based payment expense	102	97
Deferred income tax expense (benefit)	35	(34)
Amortization of right-of-use assets	20	21
Other charges, net	21	19
Changes in operating assets and liabilities:
Receivables and other assets	11	(5)
Deferred revenue	(9)	(12)
Payables and other liabilities	(142)	(145)
Net cash provided by operating activities	993	788
Cash flows from investing activities:
Additions to property and equipment	(235)	(334)
Other investing activities, net	(90)	(63)
Net cash used in investing activities	(325)	(397)
Cash flows from financing activities:
Taxes paid from net share settlements for stock-based compensation	(39)	(16)
Revolving credit facility borrowings	757	797
Revolving credit facility repayments	(677)	(797)
Proceeds from long-term borrowings, net of costs	1,232	—
Repayments of long-term borrowings	(1,651)	(192)
Common stock repurchased and retired	(28)	(70)
Dividends paid	(182)	(183)
Net cash used in financing activities	(588)	(461)
Net decrease in cash, cash equivalents and restricted cash	80	(70)
Cash, cash equivalents and restricted cash at beginning of period (1)	102	170
Cash, cash equivalents and restricted cash at end of period (1)	$182	$100
(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

	As of June 30,
(in millions)	2026	2025
Cash and cash equivalents	$174	$92
Restricted cash included in Other long-term assets	8	8
Total cash, cash equivalents and restricted cash at end of period	$182	$100

Unaudited Results
Set forth below are our results of operations for the three and six months ended June 30, 2026 compared with the three and six months ended June 30, 2025. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		2026 vs 2025 Change
					Three Months		Six Months
(in millions)	2026	2025	2026	2025	Amount	%	Amount	%
Revenue
SiriusXM:
Subscriber revenue	$1,508	$1,499	$2,991	$2,969	$9	1%	$22	1%
Advertising revenue	41	38	76	77	3	8%	(1)	(1)%
Equipment revenue	36	46	77	87	(10)	(22)%	(10)	(11)%
Other revenue	32	31	63	62	1	3%	1	2%
Total SiriusXM revenue	1,617	1,614	3,207	3,195	3	—%	12	—%
Pandora and Off-platform:
Subscriber revenue	130	130	259	262	—	—%	(3)	(1)%
Advertising revenue	413	394	785	749	19	5%	36	5%
Total Pandora and Off-platform revenue	543	524	1,044	1,011	19	4%	33	3%
Total revenue	2,160	2,138	4,251	4,206	22	1%	45	1%
Cost of services
SiriusXM:
Revenue share and royalties	382	391	759	770	(9)	(2)%	(11)	(1)%
Programming and content	124	128	247	257	(4)	(3)%	(10)	(4)%
Customer service and billing	90	90	175	183	—	—%	(8)	(4)%
Transmission	39	37	76	78	2	5%	(2)	(3)%
Cost of equipment	1	2	3	4	(1)	(50)%	(1)	(25)%
Total SiriusXM cost of services	636	648	1,260	1,292	(12)	(2)%	(32)	(2)%
Pandora and Off-platform:
Revenue share and royalties	340	331	660	639	9	3%	21	3%
Programming and content	13	13	27	28	—	—%	(1)	(4)%
Customer service and billing	18	19	38	37	(1)	(5)%	1	3%
Transmission	9	7	17	14	2	29%	3	21%
Total Pandora and Off-platform cost of services	380	370	742	718	10	3%	24	3%
Total cost of services	1,016	1,018	2,002	2,010	(2)	—%	(8)	—%
Subscriber acquisition costs	109	107	209	207	2	2%	2	1%
Sales and marketing	176	173	352	349	3	2%	3	1%
Product and technology	47	48	106	111	(1)	(2)%	(5)	(5)%
General and administrative	121	124	225	232	(3)	(2)%	(7)	(3)%
Depreciation and amortization	165	121	316	265	44	36%	51	19%
Impairment, restructuring and other costs	6	107	12	155	(101)	(94)%	(143)	(92)%
Legal settlements and reserves	—	28	1	28	(28)	(100)%	(27)	(96)%
Share-based payment expense (1)	48	47	102	97	1	2%	5	5%
Total operating expenses	1,688	1,773	3,325	3,454	(85)	(5)%	(129)	(4)%
Income from operations	472	365	926	752	107	29%	174	23%
Other income (expense), net
Interest expense	(112)	(116)	(224)	(233)	4	3%	9	4%
Other (expense) income, net	(48)	15	(64)	14	(63)	(420)%	(78)	(557)%
Total other expense	(160)	(101)	(288)	(219)	(59)	(58)%	(69)	(32)%
Income before income taxes	312	264	638	533	48	18%	105	20%
Income tax expense	(73)	(59)	(154)	(124)	(14)	(24)%	(30)	(24)%
Net income	$239	$205	$484	$409	$34	17%	$75	18%

Adjusted EBITDA	$691	$668	$1,357	$1,297	$23	3%	$60	5%

Gross Profit - SiriusXM	$981	$966	$1,947	$1,903	$15	2%	$44	2%
Gross Margin % - SiriusXM	61%	60%	61%	60%	1%	2%	1%	2%
Gross Profit - Pandora and Off-platform	$163	$154	$302	$293	$9	6%	$9	3%
Gross Margin % - Pandora and Off-platform	30%	29%	29%	29%	1%	3%	—%	—%

nm - not meaningful

(1)    Allocation of share-based payment expense:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2026	2025	2026	2025
Programming and content - SiriusXM	$8	$9	$20	$17
Customer service and billing - SiriusXM	2	2	3	3
Transmission - SiriusXM	1	1	3	2
Programming and content - Pandora and Off-platform	1	1	2	2
Transmission - Pandora and Off-platform	—	—	—	1
Sales and marketing	12	12	23	26
Product and technology	9	8	19	18
General and administrative	15	14	32	28
Total share-based payment expense	$48	$47	$102	$97

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Quarterly Report on Form 10-Q for the period ended March 31, 2026.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in SiriusXM’s subscriber count or subscriber-based operating metrics. Subscribers to the Cloud Cover music programming service are included in Pandora's subscriber count.
Set forth below are our subscriber balances as of June 30, 2026 compared to June 30, 2025:

	As of June 30,		2026 vs 2025 Change
(subscribers in thousands)	2026	2025	Amount	%
SiriusXM
Self-pay subscribers	31,255	31,275	(20)	—%
Paid promotional subscribers	1,614	1,522	92	6%
Ending subscribers	32,869	32,797	72	—%
Sirius XM Canada subscribers	2,463	2,521	(58)	(2)%

Pandora and Off-platform
Monthly active users - all services	39,763	42,684	(2,921)	(7)%
Self-pay subscribers	5,597	5,706	(109)	(2)%

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and six months ended June 30, 2026 and 2025. We believe these Non-GAAP financial and operating performance measures provide useful information to investors regarding our financial condition and results of operations. We believe these Non-GAAP financial and operating performance measures may be useful to investors in evaluating our core trends because they provide a more direct view of our underlying costs. We believe investors may use our adjusted EBITDA to estimate our current enterprise value and to make investment decisions. We believe free cash flow provides useful supplemental information to investors regarding our cash available for future subscriber acquisitions and capital expenditures, to repurchase or retire debt, to acquire other companies and our ability to return capital to stockholders. By providing these Non-GAAP financial and operating performance measures, together with the reconciliations to the most directly comparable GAAP measure (where applicable), we believe we are enhancing investors' understanding of our business and our results of operations.

Our Non-GAAP financial measures should be viewed in addition to, and not as an alternative for or superior to, our reported results prepared in accordance with GAAP. In addition, our Non-GAAP financial measures may not be comparable to similarly-titled measures by other companies.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		2026 vs 2025 Change
					Three Months		Six Months
(subscribers in thousands)	2026	2025	2026	2025	Amount	%	Amount	%
SiriusXM
Self-pay subscribers	22	(68)	(89)	(371)	90	132%	282	76%
Paid promotional subscribers	68	2	32	(58)	66	3,300%	90	155%
Net additions	90	(66)	(57)	(429)	156	236%	372	87%
Weighted average number of subscribers	32,783	32,735	32,791	32,828	48	—%	(37)	—%
Average self-pay monthly churn	1.4%	1.5%	1.4%	1.5%	(0.1)%	(7)%	(0.1)%	(7)%
ARPU (1)	$15.32	$15.22	$15.16	$15.04	$0.10	1%	$0.12	1%
SAC, per installation	$21.32	$18.04	$20.11	$18.43	$3.28	18%	$1.68	9%

Pandora and Off-platform
Weighted average number of subscribers	5,571	5,676	5,621	5,701	(105)	(2)%	(80)	(1)%
Ad supported listener hours (in billions)	2.35	2.58	4.58	4.93	(0.23)	(9)%	(0.35)	(7)%
Advertising revenue per thousand listener hours (RPM)	$87.67	$85.97	$85.94	$86.57	$1.70	2%	$(0.63)	(1)%

Total Company
Adjusted EBITDA	$691	$668	$1,357	$1,297	$23	3%	$60	5%
Free cash flow	$593	$402	$764	$458	$191	48%	$306	67%

(1)    ARPU for SiriusXM excludes subscriber revenue from our connected vehicle services of $42 for each of the three months ended June 30, 2026 and 2025, and $85 and $84 for the six months ended June 30, 2026 and 2025, respectively.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Net income:	$239	$205	$484	$409
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	—	28	1	28
Impairment, restructuring and other costs	6	107	12	155
Share-based payment expense	48	47	102	97
Depreciation and amortization	165	121	316	265
Interest expense	112	116	224	233
Other expense (income), net	48	(15)	64	(14)
Income tax expense	73	59	154	124
Adjusted EBITDA	$691	$668	$1,357	$1,297

Reconciliation of Free Cash Flow:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Cash Flow Information
Net cash provided by operating activities	$722	$546	$993	$788
Net cash used in investing activities	(152)	(162)	(325)	(397)
Net cash used in financing activities	(471)	(419)	(588)	(461)
Free Cash Flow
Net cash provided by operating activities	722	546	993	788
Additions to property and equipment	(130)	(145)	(235)	(334)
Sales of other investments	1	1	6	4
Free Cash Flow	$593	$402	$764	$458

Reconciliation of SAC, per installation:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Subscriber acquisition costs, excluding connected vehicle services	$109	$107	$209	$207
Less: margin from sales of radios and accessories, excluding connected vehicle services	(35)	(44)	(74)	(83)
	$74	$63	$135	$124
Installations (in thousands)	3,510	3,519	6,740	6,775
SAC, per installation (a)	$21.32	$18.04	$20.11	$18.43
(a)    Amounts may not recalculate due to rounding.

About Sirius XM Holdings Inc.
SiriusXM is the leading audio entertainment company in North America, with a portfolio of audio businesses including its flagship subscription entertainment service SiriusXM; the ad-supported and premium music streaming services of Pandora; an expansive podcast network; and a complete ecosystem of advertising solutions through SiriusXM Media and AdsWizz. SiriusXM offers live, on-demand, and human-curated programming across music, talk, news, sports, and podcasts, and the company reaches approximately 255 million monthly listeners across its platforms. With deep automotive manufacturer relationships and unique spectrum assets, SiriusXM is built to reach listeners wherever they are. The company connects fans to the voices, creators, and moments they love - creating communities where listeners engage, participate, and belong. For more about SiriusXM, please go to: https://www.siriusxm.com.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our outlook and our future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning or the negative version of such words or phrases. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. All capitalized terms herein shall have the meaning attributable to them in our Quarterly Report on Form 10-Q for the period ended March 31, 2026 which is filed with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: Risks Relating to our Business and Operations: We face substantial competition, and that competition has increased over time; our SiriusXM service has suffered a loss of subscribers, and our Pandora ad-supported service has similarly experienced a loss of monthly active users; if our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, are not successful, our business will be adversely affected; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; failure to successfully monetize and generate revenues from podcasts and other non-music content could adversely affect our business, operating results, and financial condition; we may not realize the benefits of acquisitions or other strategic investments and initiatives; and the impact of economic conditions may adversely affect our business, operating results, and financial condition. Risks Relating to our SiriusXM Business: Changing consumer behavior and new technologies relating to our satellite radio business may reduce our subscribers and may cause our subscribers to purchase fewer services from us or to cancel our services altogether, resulting in less revenue to us; a substantial number of our SiriusXM service subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain new subscribers to our SiriusXM service is uncertain; our business depends in part upon the auto industry; failure of our satellites would significantly damage our business; increases in the cost of memory used in our satellite radio modules and other components included in our satellite radios could reduce equipment revenue and adversely affect our business; and our SiriusXM service may experience harmful interference from wireless operations. Risks Relating to our Pandora and Off-platform Business: Our Pandora and Off-platform business generates a significant portion of its revenues from advertising, and reduced spending by advertisers could harm our business; emerging industry trends may adversely impact our ability to generate revenue from advertising; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain our advertising revenue, our results of operations will be adversely affected; changes to mobile operating systems and browsers may hinder our ability to sell advertising and market our services; and if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners. Risks Relating to Laws and Governmental Regulations: Privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; failure to comply with FCC requirements could damage our business; we may face lawsuits, incur liability or suffer reputational harm as a result of content published or made available through our services; and Increasing interest and expectations regarding sustainable business practices by our various stakeholders and related reporting obligations may expose us to potential liabilities, increased costs, reputational harm, and other adverse effects. Risks Associated with Data and Cybersecurity and the Protection of Consumer Information: If we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; we use artificial intelligence in our business, and challenges with properly managing its use could result in reputational harm, competitive harm, and legal liability and adversely affect our results of operations; and interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business. Risks Associated with Certain Intellectual Property Rights: Rapid technological and industry changes and new entrants could adversely impact our services; the market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; and some of our services and technologies use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses. Risks Related to our Capital Structure: While we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; our holding company structure could restrict access to funds of our subsidiaries that may be needed to pay third party obligations; we have significant indebtedness, and our subsidiaries’ debt contains certain covenants that restrict their operations; and our ability to incur additional indebtedness to fund our operations could be limited, which could negatively impact our operations. Risks Related to the Transactions: We may have a significant indemnity obligation to Liberty Media, which is not limited in amount or subject to any cap, if the transactions associated with the Split-Off are treated as a taxable transaction; we may determine to forgo certain transactions that might otherwise be advantageous in order to avoid the risk of incurring significant tax-related liabilities; we have assumed and are responsible for all of the liabilities attributed to the Liberty SiriusXM Group as a result of the completion of the Transactions, and acquired the assets of SplitCo on an “as is, where is” basis; we may be harmed by securities class actions and derivative lawsuits in connection with the Transactions; it may be difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders; we have directors associated or previously associated with Liberty Media, which may lead to conflicting interests; and our directors and officers are protected from liability for a broad range of actions. Other Operational Risks: If we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition;

we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands.

Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2025, which is filed with the SEC and available at www.sec.gov, as updated by our periodic filings with the SEC. The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investor contact:
Jennifer DiGrazia
Jennifer.DiGrazia@siriusxm.com